Exhibit 99.1

REALOGY HOLDINGS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER 2012

Real Estate Franchising Leader Follows $1.2 Billion IPO with Continued Strong Year-over-Year Gains;

Appoints Former Fannie Mae CEO Michael J. Williams to its Board as Independent Director

PARSIPPANY, N.J., November 1, 2012 - Realogy Holdings Corp. (NYSE: RLGY) ("Realogy" or the "Company"), a global leader in real estate franchising, today reported results for the third quarter ended September 30, 2012. Realogy's net revenue for the quarter was $1.3 billion, an increase of 11% compared to 2011. Realogy's EBITDA was $213 million, a year-over-year increase of $26 million, or 14%. These improvements were due largely to an increase in sales volume (homesale transaction sides times average sale price) at both the franchised and company-owned real estate services segments. For the quarter, Realogy recorded a net loss attributable to the Company of $34 million, which was after $187 million of interest expense and $42 million of depreciation and amortization.

"Our revenue and EBITDA were strong in the third quarter, with revenue up 11% compared to the same period in 2011 and EBITDA increasing 14%," said Richard A. Smith, chairman, chief executive officer and president of Realogy. "The early-stage housing market recovery that we spoke of in the first two quarters of the year continued in the third quarter of 2012. Once again, we experienced strong year-over-year gains in homesale units and average home sale price as the housing market continued its recovery."

For the nine months ended September 30, 2012, net revenue totaled $3.5 billion, an increase of 9% compared to the first nine months of 2011, and EBITDA was $446 million, a year-over-year increase of 23%. Realogy's Adjusted EBITDA for the nine month period was $502 million, an increase of 10% compared to 2011. Year-to-date through September 30, 2012, Realogy had a net loss attributable to the Company of $251 million, which was after $533 million of interest expense and $131 million of depreciation and amortization. These results do not incorporate any reductions to the Company's leverage as a result of the IPO and related transactions.

"Our IPO and related transactions are enabling us to substantially reduce our debt,” continued Smith. "After giving effect to the anticipated use of IPO proceeds, our overall indebtedness will be reduced by approximately 40% and our annualized interest expense will decrease by approximately 50%. Going forward, we will use free cash flow primarily to further reduce our debt."

New Independent Director Appointed to Company's Board

Realogy also announced the appointment of Michael J. Williams to its Board of Directors. Most recently, Williams was president and chief executive officer of Fannie Mae from April 2009 to June 2012, managing the company during the period of conservatorship as it dealt with the many challenges presented by the worst housing market downturn in U.S. history. "We are pleased to welcome Mike to our Board as an independent director," said Smith. "Mike's more than 21 years in the housing industry, expert knowledge of the mortgage finance industry and practical regulatory experience will add substantial value to our Board."

Realogy Reports Results for Third Quarter 2012                            Page2

Business Driver Discussion

Realogy's core business drivers improved in the third quarter. During the third quarter of 2012, Realogy's company-wide homesale transaction volume (average homesale price times the number of homesale transaction sides) increased 14% compared to the third quarter of 2011. The Company's performance is in line with the National Association of Realtors (NAR), which reported that third quarter national existing homesale transaction volume increased 16% on a national basis compared to third quarter 2011.

Realogy Franchise Group (RFG) had a year-over-year 5% increase in homesale transaction sides, while NRT, the company-owned brokerage unit, had a 12% year-over-year increase. In comparison, NAR, which utilizes survey data, reported that existing home sales increased by 8% compared to third quarter 2011. RFG's average homesale price increased 9% in the third quarter, which was consistent with NAR's 7% reported increase in national average sales price. NRT's average homesale price, which is generally twice the national average, increased 2% compared to third quarter 2011, due to its mix of business that shifted to more lower-priced homes. In our relocation business, Cartus experienced a 3% year-over-year increase in initiations compared to third quarter 2011 and an 8% increase in broker referrals. As for our title and settlement services segment, Title Resource Group experienced an 11% increase in purchase title and closing units compared to third quarter 2011 and a 70% increase in refinance title and closing units. Those significant gains more than offset a 5% decrease in the average fee per closing unit compared to third quarter 2011 due to the increase in refinance volume. For the nine months ended September 30, 2012, RFG and NRT closed homesale volume was up 13% and 12%, respectively.

“Our closed homesale transaction volume drivers continued to perform well in the third quarter," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "In the third quarter, Realogy lost one business day compared to the third quarter of 2011. The gain or loss of one business day in a quarter can increase or reduce homesale transaction sides by approximately two percentage points. Accordingly, on a same business day-adjusted basis assuming all else remains equal, the combined transaction volume (homesale sides times average sales price) would have been up approximately 16% rather than the reported 14% increase for the quarter compared to 2011. Although it is too early to know the impact Hurricane Sandy will have on the fourth quarter, we expect that most of the impact will be delaying the timing of closing of transactions from October to November. Historically, significant storms have had an immaterial impact on our financial results."

Hull continued: "Based on the visibility we have into the coming months, we anticipate our fourth quarter, which includes an additional business day compared to 2011, will outperform the revenue driver trends we saw in the first nine months of 2012 at RFG, NRT and TRG, even with any impact from Hurricane Sandy. Specifically at RFG and NRT, based on our open, or pending, contracts in September and October at those two business units combined, we expect to see approximately a 9% to 10% increase in transaction sides year-over-year in the fourth quarter and average sale price increase of approximately 6% to 7% year-over-year, also on a combined basis, which would equate to a 16% to 18% volume increase."

Significant Debt Reduction

In October, Realogy utilized proceeds from the IPO to prepay the $650 million of the Second Lien Loans that had an annual interest rate of 13.50% and $50 million of other indebtedness supported by a letter of credit issued under the Realogy Group LLC senior secured credit facility. Realogy Group also issued notices to redeem $64 million of 10.5% Senior Notes due 2014 and $41 million of 11.00%/11.75% Senior Toggle Notes due 2014, on November 16, 2012.

As previously disclosed, at the closing of the IPO, holders of approximately $1.9 billion (the "Significant Holders") of the $2.1 billion of the 11.00% Convertible Notes converted all of their notes into common stock of the Company. A redemption notice was also issued to holders of the remaining $209 million of Convertible Notes to redeem such notes at 90% of their principal amount on November 16, 2012, to the extent they have not been converted into common stock of the Company. As of October 31, 2012, holders of approximately $93 million of the remaining $209 million Convertible Notes have converted their holdings into common stock. If all of the remaining C

Realogy Reports Results for Third Quarter 2012                            Page3

onvertible Notes are converted into common stock prior to the November 16th redemption date, the Company would have approximately 144.8 million shares of common stock outstanding.

By year-end 2012, Realogy will have reduced its overall indebtedness by approximately $2.9 billion, a 40% reduction from September 30, 2012 levels. Also as a result of the overall debt reduction, Realogy's annualized interest expense will decline by approximately $338 million, which includes the elimination of $232 million of annualized interest expense relating to the conversion or redemption of the $2.1 billion of Convertible Notes. In aggregate, this represents an immediate elimination of approximately half of the Company's interest expense. Looking forward, in the second quarter of 2013 we plan to use IPO proceeds to redeem $200 million of subordinated notes (both 12 3/8% and 13 3/8%).

As described in the pro forma financial section of the Company's IPO prospectus, Realogy will incur certain non-recurring IPO-related costs that will be reflected in its fourth quarter 2012 results, which include:

•
The fee of $105 million paid to the Significant Holders at the IPO closing in lieu of the fully accrued and unpaid interest such holders would have otherwise received on October 15, 2012 will be an expense in the fourth quarter on the statement of operations and not included in interest expense.

•
The statement of operations in the fourth quarter will also reflect a non-cash charge of between $250 to $280 million (which will vary based on the stock price on the day the holders convert) due to the issuance of the additional 0.125 shares for each share of common stock of the Company issued, or issuable, upon conversion of Convertible Notes held by the Significant Holders and holders of an additional approximately $130 million aggregate principal amount of Convertible Notes. This was in return for agreeing to lock-up the shares issued upon conversion as well as the additional shares for a period of 180 days following the October 10th effective date of the IPO (or through April 8, 2013, subject to extension under certain circumstances). The issuance of these additional shares and the related charge will have no impact to shareholders' equity. The additional shares issued are included in the total shares outstanding noted above, which assumes all of the remaining holders of Convertible Notes convert their holdings into common stock prior to the November 16th redemption date.

•
The termination of the Apollo management agreement upon consummation of the IPO will result in a $40 million expense to be reflected in the fourth quarter statement of operations. The termination payment will be made in January 2013, of which $15 million will be paid in cash and $25 million in common stock of the Company. The termination agreement also waived the $15 million Apollo management fee for 2012. Accordingly, $11 million accrued in the first nine months of 2012 for such management fee will be reversed in the fourth quarter and there will be no accrual for the remainder of the 2012 annual fee in the fourth quarter.

Balance Sheet Information as of September 30, 2012

The Company ended the quarter with $89 million of readily available cash out of a total cash balance of $141 million and $20 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement. These balances do not reflect the impact of the October IPO.

A consolidated balance sheet is included as Table 2 of this press release.

As of September 30, 2012, the senior secured leverage ratio (SSLR) under the Realogy Group LLC senior secured credit agreement was 3.85 to 1, below the 4.75 to 1 maximum ratio required to be in compliance under the agreement. (See Table 7 for the definition of this non-GAAP financial measure, Adjusted EBITDA, and Table 6 for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure, net loss attributable to the Company.)

Investor Conference Call

Realogy Reports Results for Third Quarter 2012                            Page4

On Friday, November 2nd, Realogy will hold a conference call via webcast to review its third quarter 2012 results at 8:30 a.m. (EDT). The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.

Investors may access the conference call with corresponding slides live via webcast at ir.realogy.com or by telephone at (888) 895-2010 (toll free); international callers should dial (706) 679-2250. A webcast replay of the call will be available at ir.realogy.com from November 2 through November 16.

About Realogy Holdings Corp.

Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,500 offices with 239,500 independent sales associates doing business in 103 countries around the world. Realogy is headquartered in Parsippany, N.J.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business; reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant's remaining contingent liabilities; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code; the Company's failure to enter into or renew franchise agreements, maintain its brands or the inability of franchisees to survive the cumulative impact of the recent downturn in the real estate market or to grow their businesses; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and our ability to access capital.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange

Realogy Reports Results for Third Quarter 2012                            Page5

Commission, including our final prospectus filed with the SEC on October 11, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Media Contact:
Mark Panus
(973) 407-7215
mark.panus@realogy.com

Realogy Reports Results for Third Quarter 2012                            Page6

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
Gross commission income	$939	$831	$2,528	$2,279
Service revenue	231	211	611	567
Franchise fees	76	73	206	194
Other	35	40	120	125
Net revenues	1,281	1,155	3,465	3,165
Expenses
Commission and other agent-related costs	633	547	1,697	1,498
Operating	336	324	979	959
Marketing	44	45	147	142
General and administrative	74	62	230	189
Former parent legacy costs (benefit), net	(1)	(3)	(4)	(17)
Restructuring costs	2	3	7	8
Depreciation and amortization	42	46	131	139
Interest expense, net	187	159	533	499
Loss on the early extinguishment of debt	—	—	6	36
Other (income)/expense, net	—	—	1	—
Total expenses	1,317	1,183	3,727	3,453
Loss before income taxes, equity in earnings and noncontrolling interests	(36)	(28)	(262)	(288)
Income tax expense	18	10	33	12
Equity in earnings of unconsolidated entities	(21)	(11)	(46)	(15)
Net loss	(33)	(27)	(249)	(285)
Less: Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)
Net loss attributable to Realogy Holdings	$(34)	$(28)	$(251)	$(287)

Earnings (loss) per share attributable to Realogy Holdings:
Basic loss per share:	$(4.24)	$(3.49)	$(31.31)	$(35.80)
Diluted loss per share:	$(4.24)	$(3.49)	$(31.31)	$(35.80)
Weighted average common and common equivalent shares outstanding:
Basic:	8.0	8.0	8.0	8.0
Diluted:	8.0	8.0	8.0	8.0

Realogy Reports Results for Third Quarter 2012                            Page7

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$141	$143
Trade receivables (net of allowance for doubtful accounts of $54 and $64)	145	120
Relocation receivables	413	378
Relocation properties held for sale	8	11
Deferred income taxes	56	66
Other current assets	105	88
Total current assets	868	806
Property and equipment, net	161	165
Goodwill	3,304	3,299
Trademarks	732	732
Franchise agreements, net	1,646	1,697
Other intangibles, net	408	439
Other non-current assets	232	212
Total assets	$7,351	$7,350

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$201	$184
Securitization obligations	310	327
Due to former parent	74	80
Revolving credit facilities and current portion of long-term debt	120	325
Accrued expenses and other current liabilities	647	520
Total current liabilities	1,352	1,436
Long-term debt	7,121	6,825
Deferred income taxes	438	421
Other non-current liabilities	182	167
Total liabilities	9,093	8,849
Equity (deficit):
Common stock: $.01 par value; 178,000,000 shares authorized at September 30, 2012 and December 31, 2011, 4,200 Class A shares outstanding, 8,018,325 Class B shares outstanding at September 30, 2012 and 4,200 Class A shares outstanding, 8,017,080 Class B shares outstanding at December 31, 2011	—	—
Additional paid-in capital	2,035	2,033
Accumulated deficit	(3,753)	(3,502)
Accumulated other comprehensive loss	(26)	(32)
Total stockholders' deficit	(1,744)	(1,501)
Noncontrolling interests	2	2
Total equity (deficit)	(1,742)	(1,499)
Total liabilities and equity (deficit)	$7,351	$7,350

Realogy Reports Results for Third Quarter 2012                            Page8

Table 3

REALOGY HOLDINGS CORP.
2012 vs. 2011 KEY DRIVERS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Real Estate Franchise Services (a)
Closed homesale sides (b)	265,828	252,991	5%	737,057	688,679	7%
Average homesale price	$218,866	$200,987	9%	$210,619	$199,422	6%
Average homesale broker commission rate	2.53%	2.56%	(3) bps	2.54%	2.55%	(1) bps
Net effective royalty rate	4.65%	4.88%	(23) bps	4.67%	4.86%	(19) bps
Royalty per side	$268	$261	3%	$261	$257	2%
Company Owned Real Estate Brokerage Services
Closed homesale sides (b)	79,383	71,167	12%	217,424	195,428	11%
Average homesale price	$442,212	$433,003	2%	$433,994	$432,758	—%
Average homesale broker commission rate	2.50%	2.49%	1 bps	2.50%	2.49%	1 bps
Gross commission income per side	$11,786	$11,620	1%	$11,603	$11,623	—%
Relocation Services
Initiations	38,696	37,540	3%	124,864	119,081	5%
Referrals	24,082	22,254	8%	60,387	55,349	9%
Title and Settlement Services
Purchase title and closing units	28,927	26,128	11%	79,465	71,318	11%
Refinance title and closing units	24,168	14,234	70%	63,950	41,900	53%
Average price per closing unit	$1,378	$1,446	(5%)	$1,360	$1,453	(6%)
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

(b)
For the three months ended September 30, 2012, there were 63 business days compared to 64 days in the same period in 2011. Assuming all else remains equal, the gain or loss of one business day in the quarter can increase or reduce homesale sides by approximately 2 percentage points at both RFG and NRT.

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Table 4

REALOGY HOLDINGS CORP.
2011 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Real Estate Franchise Services (a)
Closed homesale sides (b)	184,643	251,045	252,991	220,931	909,610
Average homesale price	$193,710	$202,045	$200,987	$194,673	$198,268
Average homesale broker commission rate	2.54%	2.55%	2.56%	2.56%	2.55%
Net effective royalty rate	4.87%	4.83%	4.88%	4.78%	4.84%
Royalty per side	$251	$258	$261	$250	$256
Company Owned Real Estate Brokerage Services
Closed homesale sides (b)	51,200	73,061	71,167	59,094	254,522
Average homesale price	$414,164	$445,550	$433,003	$405,382	$426,402
Average homesale broker commission rate	2.50%	2.49%	2.49%	2.51%	2.50%
Gross commission income per side	$11,188	$11,931	$11,620	$10,924	$11,461
Relocation Services
Initiations	35,108	46,433	37,540	34,188	153,269
Referrals	12,813	20,282	22,254	16,820	72,169
Title and Settlement Services
Purchase title and closing units	18,971	26,219	26,128	21,927	93,245
Refinance title and closing units	16,826	10,840	14,234	20,950	62,850
Average price per closing unit	$1,386	$1,525	$1,446	$1,292	$1,409
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

(b)	Assuming all else remains equal, the gain or loss of one business day in the quarter can increase or reduce homesale sides by approximately 2 percentage points at both RFG and NRT.

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Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended
	March 31,	June 30,	September 30,
Revenue (a)	2012	2012	2012
Real Estate Franchise Services	$129	$170	$161
Company Owned Real Estate Brokerage Services	617	994	948
Relocation Services	88	109	124
Title and Settlement Services	88	106	114
Corporate and Other	(47)	(70)	(66)
Total Company	$875	$1,309	$1,281

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107
Company Owned Real Estate Brokerage Services	(17)	78	67
Relocation Services	4	30	45
Title and Settlement Services	2	14	12
Corporate and Other	(20)	(18)	(18)
Total Company	$30	$203	$213
Less:
Depreciation and amortization	45	44	42
Interest expense, net	170	176	187
Income tax expense	7	8	18
Net loss attributable to Realogy Holdings	$(192)	$(25)	$(34)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million and $66 million for the three months ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million and $12 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012. Includes $2 million of restructuring costs for the three months ended June 30, 2012. Includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits for the three months ended September 30, 2012, broken down by business units as follows:

	For the Three Months Ended
	March 31,	June 30,	September 30,
	2012	2012	2012
Real Estate Franchise Services	—	—	—
Company Owned Real Estate Brokerage Services	1	2	2
Relocation Services	1	—	—
Title and Settlement Services	1	—	—
Corporate and Other	3	—	(1)
Total Company	6	2	1

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $10 million of expense for the 2012 bonus plan which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010 whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $15 million of expense for the 2012 bonus plan which is in addition to $10 million of expense being recognized for the 2011-2012 retention plan whereas in the second quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $26 million of expense for the 2012 bonus plan which is in addition to $6 million of expense being recognized for the 2011-2012 retention plan whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $17 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.

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Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2011 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2011	2011	2011	2011	2011
Real Estate Franchise Services	$118	$160	$151	$128	$557
Company Owned Real Estate Brokerage Services	587	884	841	658	2,970
Relocation Services	87	110	126	100	423
Title and Settlement Services	83	90	95	91	359
Corporate and Other	(44)	(65)	(58)	(49)	(216)
Total Company	$831	$1,179	$1,155	$928	$4,093
EBITDA (b)
Real Estate Franchise Services	$62	$97	$92	$69	$320
Company Owned Real Estate Brokerage Services	(37)	48	47	(2)	56
Relocation Services	10	32	50	23	115
Title and Settlement Services	2	12	8	7	29
Corporate and Other	(48)	(2)	(10)	(17)	(77)
Total Company	$(11)	$187	$187	$80	$443
Less:
Depreciation and amortization	46	47	46	47	186
Interest expense, net	179	161	159	167	666
Income tax expense	1	1	10	20	32
Net loss attributable to Realogy Holdings	$(237)	$(22)	$(28)	$(154)	$(441)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million, $65 million, $58 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.
Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2011. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2011. There are no other material inter-segment transactions.

(b)
Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011. Includes $3 million of restructuring costs offset by a net benefit of $12 million of former parent legacy items for the three months ended June 30, 2011. Includes $3 million of restructuring costs offset by a net benefit of $3 million of former parent legacy items for the three months ended September 30, 2011. Includes $3 million of restructuring, $1 million of merger costs and $2 million of former parent legacy costs for the three months ended December 31, 2011.

EBITDA for the year ended December 31, 2011 includes $36 million related to loss on the early extinguishment of debt, $11 million of restructuring costs and $1 million of merger costs, partially offset by a net benefit of $15 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Real Estate Franchise Services	—	—	—	—	—
Company Owned Real Estate Brokerage Services	2	2	3	2	9
Relocation Services	—	—	—	1	1
Title and Settlement Services	—	1	—	—	1
Corporate and Other	34	(12)	(3)	3	22
Total Company	36	(9)	—	6	33

Realogy Reports Results for Third Quarter 2012                            Page12

Table 6
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net loss attributable to Realogy Holdings to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2012 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2011	September 30, 2012	September 30, 2012
Net loss attributable to Realogy Holdings (a)	$(441)	$(287)	$(154)	$(251)	$(405)
Income tax expense	32	12	20	33	53
Income before income taxes	(409)	(275)	(134)	(218)	(352)
Interest expense, net	666	499	167	533	700
Depreciation and amortization	186	139	47	131	178
EBITDA (b)	443	363	80	446	526
Restructuring costs, merger costs and former parent legacy costs (benefit), net (c)					9
Loss on the early extinguishment of debt					6
Pro forma cost savings for 2012 restructuring initiatives (d)					6
Pro forma cost savings for 2011 restructuring initiatives (e)					1
Pro forma effect of business optimization initiatives (f)					41
Non-cash charges (g)					(4)
Non-recurring fair value adjustments for purchase accounting (h)					3
Pro forma effect of acquisitions and new franchisees (i)					5
Apollo management fees (j)					15
Incremental securitization interest costs (k)					5
Adjusted EBITDA					$613
Total senior secured net debt (l)					$2,357
Senior secured leverage ratio					3.85	x
_______________

(a)
Net loss attributable to Realogy Holdings consists of: (i) a loss of $154 million for the fourth quarter of 2011; (ii) a loss of $192 million for the first quarter of 2012; (iii) a loss of $25 million for the second quarter of 2012 and (iv) a loss of $34 million for the third quarter of 2012.

(b)
EBITDA consists of: (i) $80 million for the fourth quarter of 2011; (ii) $30 million for the first quarter of 2012; (iii) $203 million for the second quarter of 2012 and (iv) $213 million for the third quarter of 2012.

(c)	Consists of $10 million of restructuring costs and $1 million of merger costs offset by a net benefit of $2 million for former parent legacy items.

(d)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first nine months of 2012. From this restructuring, we expect to reduce our operating costs by approximately $10 million on a twelve-month run-rate basis and estimate that less than $4 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2011 through the time they were put in place had those actions been effected on October 1, 2011.

(e)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2011. From this restructuring, we expect to reduce our operating costs by approximately $21 million on a twelve-month run-rate basis and estimate that $20 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2011 through the time they were put in place had those actions been effected on October 1, 2011.

(f)
Represents the twelve-month pro forma effect of business optimization initiatives, including $3 million related to our Relocation Services integration costs, $4 million related to vendor renegotiations and $37 million for employee retention accruals less a $3 million adjustment for the at-risk homesale reserves. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(g)	Represents the elimination of non-cash expenses, including $4 million of stock-based compensation expense and $4 million of other

Realogy Reports Results for Third Quarter 2012                            Page13

items less $12 million for the change in the allowance for doubtful accounts and notes reserves from October 1, 2011 through September 30, 2012.

(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(i)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2011. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2011.

(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended September 30, 2012.

(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2012.

(l)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,435 million plus $11 million of capital lease obligations less $89 million of readily available cash as of September 30, 2012. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, including the Second Lien Loans, our securitization obligations and the Unsecured Notes.

Set forth in the table below is a reconciliation of net loss attributable to Realogy to Adjusted EBITDA for the nine-month periods ended September 30, 2012 and 2011:

	Nine Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2011
Net loss attributable to Realogy Holdings	$(251)	$(287)
Income tax expense	33	12
Income before income taxes	(218)	(275)
Interest expense, net	533	499
Depreciation and amortization	131	139
EBITDA	446	363
Restructuring costs, merger costs and former parent legacy costs (benefit), net	3	(9)
Loss on the early extinguishment of debt	6	36
Pro forma cost savings for 2012 restructuring initiatives	4	—
Pro forma cost savings for 2011 restructuring initiatives	—	8
Pro forma effect of business optimization initiatives	28	36
Non-cash charges	(6)	—
Non-recurring fair value adjustments for purchase accounting	2	3
Pro forma effect of acquisitions and new franchisees	3	5
Apollo management fees	11	11
Incremental securitization interest costs	5	2
Adjusted EBITDA	502	455

Realogy Reports Results for Third Quarter 2012                            Page14

Table 7

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the Realogy Group LLC senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, gain (loss) on the early extinguishment of debt, pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a nine-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the nine-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, use EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.